Exhibit 10.7(b)

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

      This FIRST AMENDMENT to the EMPLOYMENT AGREEMENT dated February 14, 2000 between INTERLAND, INC (tile "Company") and H. CHRISTOPHER COVINGTON ("Executive") is made and entered into between the Company and the Executive as of November 10, 2000.

The parties agree as follows:

1. A new section, Section 22, shall be added at the end of the Employment Agreement as follows:

22.   Change in Control Payments

      (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including, without limitation, any employment agreement, stock plan or salary continuation agreement), or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") from the Company. The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) the Executive of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excisc Tax imposed upon the Payments but in no event shall the Gross-Up Payment, plus any amounts withheld for taxes on account of such payments, exceed one million dollars ($1,000,000). For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment.

      (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Section 22 and the amount of such Gross-Up Payment shall be made by

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an accounting firm selected by the Company and reasonably acceptable to the
Executive which is then designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive as promptly as practicable after such calculation is requested by the Company or by the Executive, and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within fifteen
(15) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 22 shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Accounting Finn's Determination. The existence of the Dispute shall not in any way affect the right of the Executive to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Detennination shall be binding, final and conclusive upon the Company and the Executive subject to the application of subsection (c) below.

      (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events: (1) upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or its consolidated group, on its federal income tax return), or (4) upon the resolution to the satisfaction of the Executive of the Dispute. If any Underpayment occurs, the


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Executive shall promptly notify the Company and the Company shall pay to the
Executive within fifteen (15) days of the date the Underpayment is deemed to have occurred under (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on thc Underpayment, provided that such additional Gross-Up Payment when added to any prior Gross-Up Payment does not exceed the $1 million cap in section (a).

      An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion of a Payment) with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (1) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxable authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (2) the statute of limitations with respect to the Executive's applicable tax return has expired. Wan Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

2. In all other respects, the Employment Agreement shall continue in full force and effect.

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      IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.


                                     EXECUTIVE:

                                     /s/ H. Christopher Covington
                                     -------------------------------------------
                                     H. Christopher Covington


                                     COMPANY:
                                     INTERLAND, INC.

                                     By: /s/ Kenneth Gavranovic
                                         ---------------------------------------
                                             Kenneth Gavranovic
                                             President & Chief Executive Officer


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